Exhibit 10.5

EQRX, INC.

FORM OF NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of EQRx, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of August 5, 2021, by and among the Company, CM Life Sciences III Inc. and Clover III Merger Sub Inc. (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

I.	Cash Retainers

(a) Annual Retainer for Board Membership: $50,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation for attending individual Board meetings.

(b) Additional Annual Retainers for Committee Membership:

Audit Committee Chairperson:	$20,000

Audit Committee member:	$10,000

Compensation and Talent Development Committee Chairperson:	$15,000

Compensation and Talent Development Committee member:	$7,500

Nominating and Corporate Governance Committee Chairperson:	$10,000

Nominating and Corporate Governance Committee member:	$5,000

Research and Development Committee Chairperson:	$15,000

Research and Development Committee member:	$7,500

If the Company appoints an Executive Chair, such person will not receive compensation as a Non-Employee Director of the Company unless otherwise determined by the Board based on the recommendation of the Compensation Committee.

II.	Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

(a) Value. For purposes of this Policy, “Value” means with respect to (i) any award of stock options, the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under ASC 718; and (ii) any award of restricted stock and restricted stock units, the product of (A) the closing market price on The Nasdaq Global Market (or such other market on which the Company’s common stock is then principally listed) of a share of the Company’s common stock on the effective date of grant, and (B) the aggregate number of shares of common stock underlying such award.

(b) Sale Event Acceleration. In the event of a Sale Event (as defined in the Company’s 2021 Stock Option and Incentive Plan (as amended from time to time, the “2021 Plan”)), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested and exercisable.

(c) Initial Grant. Upon initial election or appointment to the Board of Directors, each new Outside Director will receive an initial, one-time grant of a non-statutory stock option to purchase the number of shares of Company common stock having the Value equal to $800,000, on the date of such election or appointment (the “Initial Grant”), with an exercise price per share equal to the closing price of the Company’s common stock on the date of grant and a term of ten years. The Initial Grant shall vest 1/3 on the first anniversary of the grant date and then in equal monthly installments over the next two years; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. This Initial Grant applies to Outside Directors who are first elected or appointed to, and who were not previously serving on the Board of Directors effective as of or subsequent to the Effective Date.

(d) Annual Grant. On the date of the Company’s Annual Meeting of Stockholders, each Outside Director who will continue as a member of the Board of Directors following such Annual Meeting of Stockholders will receive a grant of a non-statutory stock option to purchase the number of shares of Company common stock having the Value equal to $400,000, on the date of such Annual Meeting (the “Annual Grant”) with an exercise price per share equal to the closing price of the Company’s common stock on the date of grant and a term of ten years. The Annual Grant shall vest in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next Annual Meeting of Stockholders; provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. If a new Outside Director joins our Board of Directors on a date other than the date of the Company’s Annual Meeting of Stockholders, then in lieu of the above, such Outside Director will be granted a pro-rata portion of the Annual Grant at the next Annual Meeting of Stockholders based on the time between such Outside Director’s appointment and such next Annual Meeting of Stockholders.

III.	Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any Committee thereof.

IV.	Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any Outside Director in a calendar year period shall not exceed (i) $1,000,000 in the first calendar year an individual becomes an Outside Director and (ii) $750,000 in any other year (or in each case, such other limits as may be set forth in Section 3(b) of the 2021 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with ASC 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Date Policy Approved: [________] [__], 2021